Exhibit 99.1

MADISON SQUARE GARDEN ENTERTAINMENT CORP. REPORTS

FISCAL 2020 THIRD QUARTER RESULTS

NEW YORK, N.Y., May 18, 2020 - Madison Square Garden Entertainment Corp. (NYSE: MSGE) (“MSG Entertainment”) today reported financial results for the fiscal third quarter ended March 31, 2020. This marks the first quarter that MSG Entertainment is reporting financial results as a standalone company, following its spin-off from Madison Square Garden Sports Corp. (“MSG Sports”), which was completed on April 17, 2020.

Executive Chairman and CEO James L. Dolan said, “With the MSG Entertainment spin-off complete, we believe we have created a company that will expand on our track record of creating long-term value for shareholders. Our Company has been in the business of bringing people together for decades, and we are confident that we are well-positioned to weather these uncertain times. We believe the public’s innate desire to be part of shared experiences will continue and we look forward to opening our doors for unforgettable events yet to come.”

Results from Operations

The Company’s fiscal 2020 and 2019 results are presented in accordance with accounting requirements for the preparation of carve-out financial statements, reflecting the results of the entertainment businesses previously owned and operated by MSG Sports through its MSG Entertainment business segment, as well as the sports bookings business previously owned and operated by MSG Sports through its MSG Sports business segment. These results do not include the impact of intercompany agreements between the Company and MSG Sports, which were effective as of the date of the spin-off, and do not reflect the level of expenses that would have been incurred by the Company had it been a stand-alone company for the periods presented. Given the recent completion of the spin-off, the Company has elected not to host a conference call to discuss this quarter’s financial results, but does anticipate hosting a fiscal 2020 year-end earnings conference call.

Results for the fiscal 2020 third quarter include the impact of the COVID-19 pandemic which, in March 2020, led to the temporary closure of the Company’s venues. In addition, the impact of the pandemic on Tao Group Hospitality resulted in significant non-cash impairment charges, which are included in the Company’s fiscal 2020 third quarter operating loss.(1) On a reported basis, the Company generated fiscal 2020 third quarter revenues of $199.9 million, a decrease of 20%, and an operating loss of $145.5 million, an increase of $126.9 million, both as compared to the prior year quarter.(2) In addition, fiscal 2020 third quarter adjusted operating income decreased by $25.2 million to a loss of $7.2 million, as compared to the prior year quarter.(3)

Results for the three and nine months ended March 31, 2020 and 2019 are as follows:

	Three Months Ended				Nine Months Ended
	March 31,		Change		March 31,		Change
$ thousands	2020	2019	$	%	2020	2019	$	%
Revenues	$199.9	$250.0	$(50.2)	(20)%	$767.0	$832.4	$(65.3)	(8)%
Operating income (loss) (2)	$(145.5)	$(18.6)	$(126.9)	NM	$(146.0)	$12.5	$(158.5)	NM
Adjusted operating income (loss)	$(7.2)	$17.9	$(25.2)	NM	$70.2	$125.7	$(55.5)	(44)%

(1)

Other than the non-cash impairment charges related to Tao Group Hospitality recorded in the fiscal 2020 third quarter, the Company records Tao Group Hospitality’s operating results in its consolidated statements of operations on a three-month lag basis.

(2)

For the fiscal 2020 third quarter, the Company’s operating loss results include $102.2 million in impairment charges related to Tao Group Hospitality (please see page 5 of this release for additional detail).

(3)	See page 3 of this earnings release for the definition of adjusted operating income (loss) included in the discussion of non-GAAP financial measures.

For the fiscal 2020 third quarter, total revenues of $199.9 million decreased 20%, as compared to the prior year period. This primarily reflects lower event-related revenues at the Company’s performance venues, as well as revenue decreases across suites, sponsorship and signage, and Tao Group Hospitality. Aside from the results of Tao Group Hospitality which are reported on a three-month lag basis, the decrease in revenues reflects the impact of the temporary closure of the Company’s performance venues starting on March 12, 2020 due to the COVID-19 pandemic. The decrease in event-related revenues also includes the impact of fewer events at the Company’s venues for the period of January 1, 2020 to March 11, 2020 as compared to the same period in the prior year. The decrease in Tao Group Hospitality revenues was primarily due to lower revenues at its New York venues, including the impact of the permanent closure of one venue.

Fiscal 2020 third quarter operating loss increased by $126.9 million to $145.5 million and adjusted operating income decreased by $25.2 million to a loss of $7.2 million, both as compared to the prior year period. The increase in operating loss includes the $102.2 million in non-cash impairment charges related to Tao Group Hospitality, while the decrease in adjusted operating income reflects the decrease in revenues and, to a lesser extent, higher selling, general and administrative expenses, partially offset by lower direct operating expenses.

The decrease in direct operating expenses primarily reflects the impact of the temporary COVID-19 related venue closures, which resulted in lower event-related expenses at the Company’s performance venues and lower suite, sponsorship and signage revenue sharing expenses. In addition, Tao Group Hospitality and other expenses were lower as compared to the prior year quarter. A portion of the overall expense decrease was offset as the Company continued to pay certain event-level employees during the time its venues were closed in the quarter. The increase in selling, general and administrative expenses was primarily due to higher expenses related to the MSG Sphere initiative, largely offset by a decrease in employee compensation and related benefits, lower professional fees, the absence of pre-opening venue expenses at Tao Group Hospitality that were recorded in the prior year quarter, and other net decreases.

COVID-19 Update

On March 12, 2020, the COVID-19 pandemic led to the temporary closure of MSG Entertainment’s performance venues, with virtually all events postponed or canceled through June. In addition, the Company’s 2020 Boston Calling Music Festival, which had been slated for Memorial Day weekend, has been canceled and Tao Group Hospitality has temporarily closed virtually all of its venues worldwide.

As a result of these COVID-related impacts, MSG Entertainment is currently recognizing minimal revenue. And while the Company is also realizing lower expenses due to reduced event-related costs and a decrease in discretionary spending - in areas such as advertising and promotion - these cost reductions do not offset the loss in revenue.

COVID-19 has also impacted the construction of MSG Sphere at The Venetian in Las Vegas. Due to significant impediments beyond the Company’s control, including disruptions to its supply chain, the Company implemented a temporary suspension of construction in mid-April. And although MSG Entertainment no longer expects to open the venue in calendar year 2021, the Company looks forward to resuming construction as soon as practicable.

The Company believes it is well positioned to navigate through this temporary shutdown. As of May 1, 2020, MSG Entertainment had approximately $1.4 billion in cash and cash equivalents and short-term investments, including the net proceeds from the sale of the Forum. Adjusted for the sale of the Forum, as of March 31, 2020, the Company had approximately $220 million in advance cash proceeds - primarily related to tickets, suites and sponsorships - all of which will be addressed, to the extent necessary, through refunds, credits, make-goods and/or rescheduled dates. To-date, the significant majority of impacted events have been postponed and are expected to be rescheduled.

MSG Entertainment has a portfolio of popular venues, entertainment properties and dining and nightlife offerings that, together, entertain millions of people each year. Before the onset of COVID-19, the Company was realizing strong growth across its businesses, including its bookings business, which in recent years has delivered continued increases in the number of events and attendance. The Christmas Spectacular production, which last year celebrated its 87th year, has generated record-setting revenues over the past several years. And Tao Group Hospitality was off to a strong start to fiscal 2020, generating solid growth in the first half of the fiscal year as the hospitality business continued to successfully execute on its venue expansion plans.    The desire for shared experiences has fueled these achievements, and, while it may take some time, the Company believes that its brands and expertise, along with its commitment to creating unforgettable experiences, will enable it to continue its leadership position once business resumes.

About Madison Square Garden Entertainment Corp.

Madison Square Garden Entertainment Corp. (MSG Entertainment) is a leader in live entertainment experiences. The Company presents or hosts a broad array of events in its diverse collection of venues: New York’s Madison Square Garden, Hulu Theater at Madison Square Garden, Radio City Music Hall and Beacon Theatre; and The Chicago Theatre. MSG Entertainment is also building a new state-of-the-art venue in Las Vegas, MSG Sphere at The Venetian, and has announced plans to build a second MSG Sphere in London, pending necessary approvals. In addition, the Company features the original production – the Christmas Spectacular Starring the Radio City Rockettes – and through Boston Calling Events, produces the Boston Calling Music Festival. Also under the MSG Entertainment umbrella is Tao Group Hospitality, with entertainment dining and nightlife brands including Tao, Marquee, Lavo, Avenue, Beauty & Essex and Cathédrale. More information is available at www.msgentertainment.com.

Non-GAAP Financial Measures

We define adjusted operating income (loss), which is a non-GAAP financial measure, as operating income (loss) before 1) depreciation, amortization and impairments of property and equipment, goodwill and other intangible assets, 2) share-based compensation expense or benefit, 3) restructuring charges or credits, 4) gains or losses on sales or dispositions of businesses and 5) the impact of purchase accounting adjustments related to business acquisitions. Because it is based upon operating income (loss), adjusted operating income (loss) also excludes interest expense (including cash interest expense) and other non-operating income and expense items. We believe that the exclusion of share-based compensation expense or benefit allows investors to better track the performance of the various operating units of our business without regard to the settlement of an obligation that is not expected to be made in cash.

We believe adjusted operating income (loss) is an appropriate measure for evaluating the operating performance of the Company on a consolidated basis. Adjusted operating income (loss) and similar measures with similar titles are common performance measures used by investors and analysts to analyze our performance. Internally, we use revenues and adjusted operating income (loss) as the most important indicators of our business performance, and evaluate management’s effectiveness with specific reference to these indicators. Adjusted operating income (loss) should be viewed as a supplement to and not a substitute for operating income (loss), net income (loss), cash flows from operating activities, and other measures of performance and/or liquidity presented in accordance with U.S. generally accepted accounting principles (“GAAP”). Since adjusted operating income (loss) is not a measure of performance calculated in accordance with GAAP, this measure may not be comparable to similar measures with similar titles used by other companies. For a reconciliation of operating income (loss) to adjusted operating income (loss), please see page 5 of this release.

Forward-Looking Statements

This press release may contain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including, without limitation, statements related to the impact of the COVID-19 pandemic. Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results, developments and events may differ materially from those in the forward-looking statements as a result of various factors, including financial community and rating agency perceptions of the Company and its business, operations, financial condition and the industry in which it operates, the impact of the COVID-19 pandemic and the factors described in the Company’s filings with the Securities and Exchange Commission, including the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein. The Company disclaims any obligation to update any forward-looking statements contained herein.

# # #

Contacts:

Kimberly Kerns EVP and Chief Communications Officer Madison Square Garden Entertainment Corp. (212) 465-6442	Ari Danes, CFA Senior Vice President, Investor Relations & Treasury Madison Square Garden Entertainment Corp. (212) 465-6072

MADISON SQUARE GARDEN ENTERTAINMENT CORP.

COMBINED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2020	2019	2020	2019
Revenues	$199,861	$250,018	$767,038	$832,384
Direct operating expenses	132,809	158,710	472,582	507,249
Selling, general and administrative expenses	84,186	83,159	257,970	231,038
Depreciation and amortization	26,196	26,768	80,271	81,606
Impairment for intangibles, long-lived assets, and goodwill	102,211	—	102,211	—

Operating income (loss)	(145,541)	(18,619)	(145,996)	12,491
Other income (expense):
Earnings (loss) in equity method investments	(1,096)	(2,881)	(3,739)	17,131
Interest income	3,659	7,987	17,242	22,020
Interest expense	(605)	(3,247)	(1,854)	(10,076)
Miscellaneous income (expense), net	(17,381)	4,613	(2,893)	(4,118)

Income (loss) from operations before income taxes	(160,964)	(12,147)	(137,240)	37,448
Income tax benefit (expense)	10,126	(469)	8,686	(1,253)

Net income (loss)	(150,838)	(12,616)	(128,554)	36,195
Less: Net loss attributable to redeemable noncontrolling interests	(22,447)	(7)	(23,851)	(3,662)
Less: Net income (loss) attributable to nonredeemable noncontrolling interests	195	(680)	38	(3,121)

Net income (loss) attributable to the Company	$(128,586)	$(11,929)	$(104,741)	$42,978

Basic and diluted earnings (loss) per common share attributable to the Company	$(5.36)	$(0.50)	$(4.37)	$1.79
Basic and diluted weighted-average number of common shares outstanding	23,992	23,992	23,992	23,992

MADISON SQUARE GARDEN ENTERTAINMENT CORP.

ADJUSTMENTS TO RECONCILE OPERATING INCOME (LOSS) TO

ADJUSTED OPERATING INCOME (LOSS)

The following is a description of the adjustments to operating income (loss) in arriving at adjusted operating income (loss) as described in this earnings release:

•

Share-based compensation. This adjustment eliminates the compensation expense relating to restricted stock units and stock options granted under the MSG Sports employee stock plan and non-employee director plan in all periods.

•	Depreciation and amortization. This adjustment eliminates depreciation and amortization of property and equipment and intangible assets in all periods.

•	Impairment of intangibles, long-lived assets and goodwill. This adjustment eliminates non-cash impairment charges in all periods.

•

Purchase accounting adjustments. This adjustment eliminates the impact of various purchase accounting adjustments related to business acquisitions, primarily favorable / unfavorable lease agreements of the acquiree.

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2020	2019	2020	2019
Operating income (loss)	$(145,541)	$(18,619)	$(145,996)	$12,491
Share-based compensation	8,836	8,726	29,294	27,929
Depreciation and amortization (1)	26,196	26,768	80,271	81,606
Impairment for intangibles, long-lived assets, and goodwill (2)	102,211	—	102,211	—
Other purchase accounting adjustments	1,068	1,069	4,464	3,717

Adjusted operating income (loss)	$(7,230)	$17,944	$70,244	$125,743

(1)	Includes depreciation and amortization related to purchase accounting adjustments.
(2)

As a result of operating disruptions due to COVID-19, the Company recorded a non-cash impairment charge of $102,211 associated with Tao Group Hospitality for the three and nine months ended March 31, 2020. This charge reflected $80,698 related to goodwill, as well as impairment charges related to one Tao Group Hospitality venue of $17,972 for long-lived assets and $3,541 for intangible assets.

MADISON SQUARE GARDEN ENTERTAINMENT CORP.

COMBINED BALANCE SHEETS

(In thousands)

(Unaudited)

	March 31, 2020	June 30, 2019
ASSETS
Current Assets:
Cash and cash equivalents (1)	$1,003,893	$1,082,055
Restricted cash	17,955	10,010
Short-term investments	331,019	108,416
Accounts receivable, net	105,212	81,044
Net related party receivables	2,288	1,722
Prepaid expenses	39,255	24,067
Other current assets	40,581	39,430
Assets held for sale	109,155	—

Total current assets	1,649,358	1,346,744
Investments and loans to nonconsolidated affiliates	61,998	84,560
Property and equipment, net of accumulated depreciation and amortization	1,540,786	1,349,122
Right-of-use lease assets	234,760	—
Amortizable intangible assets, net	155,948	214,391
Indefinite-lived intangible assets	64,881	65,421
Goodwill	81,996	165,558
Other assets	37,438	89,963

Total assets	$3,827,165	$3,315,759

(1)

Cash and cash equivalents as of March 31, 2020 includes unrestricted cash and cash equivalents of $100,000 which was retained by Madison Square Garden Sports Corp. at the time of the Madison Square Garden Entertainment Corp. spin-off.

MADISON SQUARE GARDEN ENTERTAINMENT CORP.

COMBINED BALANCE SHEETS (continued)

(In thousands)

(Unaudited)

	March 31, 2020	June 30, 2019
LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND DIVISIONAL EQUITY
Current Liabilities:
Accounts payable	$18,766	$23,974
Net related party payables, current	31,728	18,911
Current portion of long-term debt, net of deferred financing costs	4,792	6,042
Accrued liabilities:
Employee related costs	70,418	82,411
Other accrued liabilities	117,207	88,614
Operating lease liabilities, current	54,506	—
Collections due to promoters	49,421	67,212
Deferred revenue	206,045	186,883
Liabilities held for sale	72,811	—

Total current liabilities	625,694	474,047
Related party payables, noncurrent	—	172
Long-term debt, net of deferred financing costs	29,962	48,556
Operating lease liabilities, noncurrent	191,762	—
Defined benefit and other postretirement obligations	32,359	41,318
Other employee related costs	17,570	15,703
Deferred tax liabilities, net	13,131	22,973
Other liabilities	77,770	59,525

Total liabilities	988,248	662,294

Commitments and contingencies
Redeemable noncontrolling interests	23,000	67,627
Company Divisional Equity:
Madison Square Garden Sports Corp. Investment	2,851,522	2,618,971
Accumulated other comprehensive loss	(52,607)	(46,923)

Total Company divisional equity	2,798,915	2,572,048
Nonredeemable noncontrolling interests	17,002	13,790

Total divisional equity	2,815,917	2,585,838

Total liabilities, redeemable noncontrolling interests and divisional equity	$3,827,165	$3,315,759

MADISON SQUARE GARDEN ENTERTAINMENT CORP.

SELECTED CASH FLOW INFORMATION

(Dollars in thousands)

(Unaudited)

	Nine Months Ended
	March 31,
	2020	2019
Net cash provided by operating activities	$136,951	$44,966
Net cash used in investing activities	(477,984)	(156,851)
Net cash provided by financing activities	266,900	32,578
Effect of exchange rates on cash, cash equivalents and restricted cash	3,916	6,440

Net decrease in cash, cash equivalents and restricted cash	(70,217)	(72,867)
Cash, cash equivalents and restricted cash at beginning of period	1,092,065	1,232,356

Cash, cash equivalents and restricted cash at end of period	$1,021,848	$1,159,489